CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Kinetics Portfolios Trust with respect to The Internet Portfolio, The Global Portfolio, The Paradigm Portfolio, The Small Cap Opportunities Portfolio, The Market Opportunities Portfolio, and The Multi-Disciplinary Income Portfolio each a series of shares of Kinetics Portfolios Trust, under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Tait, Weller & Baker LLP
Tait, Weller & Baker LLP

Philadelphia, Pennsylvania
August 30, 2024